Exhibit 99.1
Terayon Receives Notice of Default from Bondholders
Santa Clara, California — January 13, 2006 — Terayon Communication Systems, Inc. (NASDAQ: TERNE), a leading provider of digital video networking applications and home access solutions, previously announced on November 7, 2005 that the filing of its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005 (Form 10-Q) would be delayed and that it had commenced an accounting review after determining that certain revenues recognized in the second half of fiscal year 2004 may have been recorded in incorrect periods. As a result of the delay in filing its Form 10-Q, Terayon is not in compliance with its obligation under the Indenture with respect to Terayon’s 5% Convertible Subordinated Notes due 2007 (Notes) to file with the Securities and Exchange Commission (SEC) and the trustee of the Notes (Trustee) all reports, information and other documents required pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934.
     On January 12, 2006, Terayon was provided written notice of default from holders of over 25% in aggregate principal amount of the Notes outstanding based on Terayon’s failure to file its Form 10-Q. If such default is not cured within 60 days of this notice, an event of default will occur and the Trustee or holders of at least 25% in aggregate principal amount of the Notes then outstanding, upon notice to the Company, may accelerate the maturity of the Notes and declare the entire principal amount of the Notes, together with all accrued and unpaid interest thereon, to be due and payable immediately. The Notes currently outstanding have an aggregate principal amount of approximately $65 million. The company ended 2005 with approximately $101 million of cash and cash equivalents plus short-term investments which represents a $3 million increase over year end 2004 balances of approximately $98 million.
“We were aware of our obligations under the Indenture and have already considered alternative actions,” stated Mark Richman, Terayon’s Chief Financial Officer. “Given our cash position and reduction in cash usage as a result of our restructuring of the business we are comfortable with our cash position and we have several options available.”
About Terayon
     Terayon Communication Systems, Inc. (NASDAQ: TERNE) provides digital video networking applications and home access solutions that enable the delivery of advanced digital

Terayon Receives Notice of Default from Bondholders

video, voice and data services. Service providers worldwide have deployed more than 6,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com.
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Press Contact:	Investor Contact:
Rebecca West	Kirsten Chapman / Moriah Shilton
AtomicPR	Lippert/Heilshorn & Associates
(415) 402-0230	(415) 433-3777
rebecca@atomicpr.com	moriah@lhai-sf.com
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:
Except for historical information contained in this press release, the matters discussed in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements relating to the nature of Terayon’s accounting review, statements relating to the expected outcome of Terayon’s accounting review, and other statement that are not historical facts.
The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the timing and success of any hearing before a NASDAQ Listing Qualifications Panel, the results of the completed review into possible accounting errors, the timing of the filing of Terayon’s Form 10-Q for the third quarter of fiscal year 2005, the need for any corrective actions in connection with Terayon’s accounting practices, the actual timing and extent of any restatement of prior financial results, the reaction to any such restatement by Terayon’s stockholders and customers, as well as changes in economic, business, competitive, technological and/or regularly factors and trends. Additional factors that may affect future results are contained in Terayon’s SEC reports, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, particularly in the “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” sections. Such filings are available at the SEC’s website www.sec.gov. Terayon disclaims any obligation or intent to update and revise the statements contained in this release based on new information or otherwise.
Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.